Exhibit 10.35

STATION HOLDCO LLC

AMENDMENT NO. 1 TO

AMENDED AND RESTATED PROFIT UNITS PLAN

Effective as of April 25, 2013

Section 4 of the Station Holdco Amended and Restated Profit Units Plan is hereby amended and restated to read as follows:

“4.    Profit Units Subject to Plan; Eligibility. The number of Profit Units that may be issued pursuant to the Plan shall be 14,000,000 Profit Units. Profit Units that are forfeited may be reissued. All awards under the Plan shall initially be on Profits Units in Employeeco, it being understood that Profits Units in the Company may ultimately be distributed in respect thereto by Employeeco. Awards under the Plan may be made only to employees of the Company or any Controlled Affiliate thereof (it being understood that no awards may be made to any Person that is an employee of or consultant to any Fertitta Holder (it being understood that for purposes of this Section 4 the Company and its Controlled Affiliates shall not be considered a Fertitta Holder).”